Exhibit 5.1

January 5, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Green Energy Management Services Holdings, Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Green Energy Management Services Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above  and the laws of the State of Delaware, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) 53,262,734 shares of common stock issued upon conversion of a convertible note dated August 27, 2008, (ii) 21,000,000 shares of common stock issued conversion of convertible notes dated July 29, 2010 and August 20, 2010, (iii) 2,000,000 shares of common stock issued on July 29, 2010; (iv) 689,236 shares of common stock issued on May 17, 2002 as a pro rata dividend; (v) 500,000 shares of common stock issued upon exercise of a share exchange right; and (vi) 367 shares of common stock were duly authorized, legally and validly issued, fully paid and non-assessable and binding obligations under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Michael Hill, Esq.